Pricing Supplement (To Prospectus dated August 4, 2021 and Series N Prospectus Supplement dated August 4, 2021) September 16, 2022	Filed Pursuant to Rule 424(b)(2) Registration No. 333-257399

$11,000,000

Fixed to Floating Callable Rate Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate®, due
September 20, 2032

•	The notes are senior unsecured debt securities issued by Bank of America Corporation (“BAC”). All payments and the return of the principal amount on the notes are subject to our credit risk.
•	The CUSIP number for the notes is 06048WY61
•	The notes priced on September 16, 2022.
•	The notes will mature on September 20, 2032. At maturity, if the notes have not previously been redeemed, you will receive a cash payment equal to 100% of the principal amount of your notes, plus any accrued and unpaid interest.
•	Interest will be paid on March 20, June 20, September 20 and December 20 of each year, beginning on December 20, 2022, and with the final interest payment occurring on the maturity date.
•	From, and including, the issue date to, but excluding, September 20, 2024 (the “Fixed Rate Period”), the notes will bear interest at the fixed rate of 7.00% per annum.
•	From, and including, September 20, 2024, to, but excluding, the maturity date (the “Floating Rate Period”), the notes will bear interest at a floating rate equal to the U.S. Dollar SOFR ICE Swap Rate® for a tenor of 2 years (the “2y SOFR Swap Rate”) plus 1.10%. The floating interest rate will not be less than 0.00% per annum and will not be more than 7.00% per annum.
•	The U.S. Dollar SOFR ICE Swap Rate® for all available tenors was launched by ICE Benchmark Administration Limited for use as a benchmark on November 8, 2021. The rate and other information about this benchmark that is publicly available is limited. For additional information about the U.S. Dollar SOFR ICE Swap Rate® and the determination of interest on the notes during the floating rate period, see the discussion beginning on page PS-15 under the heading “U.S. Dollar SOFR ICE Swap Rate® and its Methodology.”
•	We have the right to redeem all, but not less than all, of the notes on September 20, 2024 and on each subsequent Call Date (as defined on page PS-4). The redemption price will be 100% of the principal amount of the notes, plus any accrued but unpaid interest.
•	The notes are issued in minimum denominations of $1,000 and whole multiples of $1,000.
•	The notes will not be listed on any securities exchange.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
	Per Note	Total
Public Offering Price(1)	100.00%	$11,000,000.00
Underwriting Discount(1)(2)	1.43%	$ 157,300.00
Proceeds (before expenses) to BAC	98.57%	$10,842,700.00

(1) Certain dealers who purchase the notes for sale to certain fee-based advisory accounts and/or eligible institutional investors may forgo some or all of their selling concessions, fees or commissions. The price to public for investors purchasing the notes in these accounts and/or for an eligible institutional investor may be as low as $985.70 (98.57%) per $1,000 in principal amount of the notes. See “Supplemental Plan of Distribution—Conflicts of Interest” in this pricing supplement.

(2) We or one of our affiliates may pay varying selling concessions of up to 1.00% in connection with the distribution of the notes to other registered broker dealers.

The notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and involve investment risks. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-5 of this pricing supplement, “Risk Factors Relating to the Notes" beginning on page S-9 of the attached prospectus supplement, and "Risk Factors" beginning on page 8 of the attached prospectus. Certain risks relating to the 2y SOFR Swap Rate and the determination of interest on the notes are discussed under the heading “Risk Factors—Risks Related to the 2y SOFR Swap Rate” beginning in page PS-6 of this Pricing Supplement.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these notes or passed upon the adequacy or accuracy of this pricing supplement, the accompanying prospectus supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We will deliver the notes in book-entry form only through The Depository Trust Company on September 20, 2022 against payment in immediately available funds.

Series N MTN prospectus supplement dated August 4, 2021 and prospectus dated August 4, 2021

BofA Securities

EXPLANATORY NOTES

The U.S. Dollar SOFR ICE Swap Rate® is administered by ICE Benchmark Administration Limited (“IBA”). Disclosure in this pricing supplement regarding the U.S. Dollar SOFR ICE Swap Rate® and IBA is based on information publicly available on IBA’s website at https://www.theice.com/iba/ice-swap-rate (including any successor or replacement source, the “ICE Swap Rate® Website”). The foregoing Internet website address is an inactive textual reference only, and neither the ICE Swap Rate® Website, other pages on IBA’s website to which the ICE Swap Rate® Website may contain hyperlinks, nor any of the information or materials available thereon, are incorporated by reference into this pricing supplement. In addition, the historical rate information set forth in the section “U.S. Dollar SOFR ICE Swap Rate® And Its Methodology—Historical Levels of 2y SOFR Swap Rate” has been obtained from information available by paid subscription to the Bloomberg Professional Services service. Neither we nor the selling agent have independently verified the accuracy or completeness of any information publicly available on the ICE Swap Rate® Website with respect to the U.S. Dollar SOFR ICE Swap Rate® and IBA, or any historical rate information obtained from the Bloomberg Professional Services service, in connection with the offer and sale of the notes, and neither we nor they make any representation that such publicly available information is accurate or complete.

Capitalized or other defined terms used, but not defined, in this pricing supplement have the respective meanings as are given to them in the accompanying prospectus supplement or the accompanying prospectus, as applicable. Capitalized or other defined terms used and defined in this pricing supplement are sometimes defined after their first use without a reference such as “as defined in this pricing supplement.” Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to Bank of America Corporation.

The above referenced prospectus and prospectus supplement may be accessed at the link set forth at the bottom of the cover page of this pricing supplement.

SUMMARY OF TERMS

The Fixed to Floating Callable Rate Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate®, due September 20, 2032 (the “notes”) are our senior debt securities. The notes are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated obligations from time to time outstanding, except obligations that are subject to any priorities or preferences by law. Any payments due on the notes, including any interest payments or repayment of the principal amount, will be subject to the credit risk of BAC.

You should read carefully this entire pricing supplement and the applicable information in, and incorporated by reference into, the accompanying prospectus supplement and prospectus, as applicable, to understand fully the terms of the notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you, including risks relating to the 2y SOFR Swap Rate. Information in this pricing supplement that is inconsistent with information in the accompanying prospectus supplement or prospectus will supersede such information in those documents. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the notes.

This pricing supplement supplements the terms and conditions in the prospectus, dated August 4, 2021, as supplemented by the Series N prospectus supplement, dated August 4, 2021 (as so supplemented, together with all documents incorporated by reference, the “prospectus”), and should be read with the prospectus.

•	Title of the Series:	Fixed to Floating Callable Rate Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate®, due September 20, 2032
•	Issuer:	Bank of America Corporation (“BAC”)
•	Issue Price:	100%
•	Aggregate Principal Amount Initially Being Issued:	$11,000,000
•	Pricing Date:	September 16, 2022
•	Issue Date:	September 20, 2022
•	Maturity Date:	September 20, 2032
•	Minimum Denominations:	$1,000 and multiples of $1,000 in excess of $1,000
•	Ranking:	Senior, unsecured
•	Day Count Convention:	30/360
•	Interest Periods:	Quarterly. Each interest period (other than the first interest period, which will begin on the issue date) will begin on, and will include, an interest payment date, and will extend to, but will exclude, the next succeeding interest payment date or the maturity date, as applicable.
•	Interest Determination Dates:	The second U.S. government securities business day preceding each interest reset date during the Floating Rate Period.

•	Interest Payment Dates:	March 20, June 20, September 20 and December 20 of each year, beginning on December 20, 2022, and with the final interest payment date occurring on the maturity date.
•	Interest Rates:

Fixed Rate Period. From, and including, the issue date to, but excluding, September 20, 2024, the notes will bear interest at the fixed rate of 7.00% per annum payable quarterly in arrears for each quarterly interest period.

Floating Rate Period. From, and including, September 20, 2024 to, but excluding, the maturity date, the notes will bear interest at a floating rate per annum equal to 2y SOFR Swap Rate plus 1.10% payable quarterly in arrears for each quarterly interest period. The rate of interest payable on the notes during the Floating Rate Period will not be less than 0.00% per annum and will not be more than 7.00% per annum.

•	2y SOFR Swap Rate:

“2y SOFR Swap Rate” means the U.S. Dollar SOFR ICE Swap Rate® for a tenor of 2 years as of the applicable interest determination date.

For additional information about 2y SOFR Swap Rate, please see the section in this pricing supplement entitled “Additional Terms of the Notes—Interest—Determination of 2y SOFR Swap Rate.”

•	Unavailability of the 2y SOFR Swap Rate:

If, on any interest determination date, 2y SOFR Swap Rate does not appear on the Designated SOFR Swap Rate Page at the SOFR Swap Rate Reference Time, or if we or the calculation agent (after consulting with us) determines that a SOFR Swap Rate Transition Event and related SOFR Swap Rate Replacement Date have occurred with respect to such rate, then the 2y SOFR Swap Rate for such date will be determined as described under “Additional Terms of the Notes —Interest—Determination of 2y SOFR Swap Rate” in this pricing supplement.

•	Calculation Agent:	Merrill Lynch Capital Services, Inc.
•	Business Day Convention:	Following unadjusted business day convention.
•	Business Days:	A “business day” means any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.
•	Optional Early Redemption:	We have the right to redeem all, but not less than all, of the notes on September 20, 2024, and on each subsequent Call Date. The redemption price will be 100% of the principal amount of the notes, plus any accrued and unpaid interest. No further amounts will be payable on the notes following early redemption. In order to call the notes, we will give notice at least five business days but not more than 60 calendar days before the specified Call Date.
•	Call Dates:	The quarterly interest payment dates beginning on September 20, 2024 and ending on June 20, 2032.

•	Repayment at Option of Holder:	None
•	Record Dates for Interest Payments:	For book-entry only notes, one business day in New York, New York prior to the applicable interest payment date. If notes are not held in book-entry only form, the record dates will be the fifteenth calendar day preceding such interest payment date, whether or not such record date is a business day.
•	Events of Default and Rights of Acceleration:	If an event of default (as defined in the Senior Indenture) occurs and is continuing, holders of the notes may accelerate the maturity of the notes, as described under “Description of Debt Securities-Events of Default and Rights of Acceleration; Covenant Breaches” in the prospectus. Upon an event of default, you will be entitled to receive only your principal amount, and accrued and unpaid interest, if any, through the acceleration date. In case of an event of default, the notes will not bear a default interest rate. If a bankruptcy proceeding is commenced in respect of us, your claim may be limited, under the U.S. Bankruptcy Code, to the original public offering price of the notes.
•	Listing:	None

RISK FACTORS

Your investment in the notes entails significant risks, many of which differ from those of a conventional security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

Risks Related to the 2y SOFR Swap Rate

IBA launched the U.S. Dollar SOFR ICE Swap Rate® for use as a benchmark in order to aid the market’s transition to SOFR and away from U.S. dollar LIBOR. The following discussion of certain risks relating to the notes is based on information related to the U.S. Dollar SOFR ICE Swap Rate® that is made publicly available on the ICE Swap Rate® Website as of the date of this pricing supplement, which information is subject to change at any time after such date. For further information about the U.S. Dollar SOFR ICE Swap Rate®, see “U.S. Dollar SOFR ICE Swap Rate® And Its Methodology.”

The U.S. Dollar SOFR ICE Swap Rate® is a new benchmark that was launched by IBA on November 8, 2021. The future performance of the U.S. Dollar SOFR ICE Swap Rate® cannot be predicted based on the limited historical information available. IBA began publication of the U.S. Dollar SOFR ICE Swap Rate® on November 8, 2021. As a result, there is very limited historical information on which to evaluate the performance of this benchmark or on which to base a prediction as to its future performance, which may bear little or no relation to such limited information. The very limited historical information is not necessarily indicative of the future performance of the U.S. Dollar SOFR ICE Swap Rate® or the value of the notes, and any historical upward or downward trend in the level of the U.S. Dollar SOFR ICE Swap Rate® during any period is not an indication that the level of the benchmark is more or less likely to increase or decrease over the term of the notes. An investment in the notes may involve more risk than investing in notes linked to benchmarks or indices with established performance records, where a longer history of performance may be available so that you have more information on which to base an investment decision.

The composition of the U.S. Dollar SOFR ICE Swap Rate® is not the same as the U.S. Dollar LIBOR ICE Swap Rate®, and the U.S. Dollar SOFR ICE Swap Rate® is not expected to be a comparable substitute or replacement for the U.S. Dollar LIBOR ICE Swap Rate®. The U.S. Dollar LIBOR ICE Swap Rate® seeks to represent the mid-price for the semi-annual fixed leg of an interest rate swap where the floating leg is based on three-month U.S. dollar LIBOR payable quarterly, calculated on the basis of a 360-day year consisting of twelve 30-day months. The U.S. Dollar SOFR ICE Swap Rate® seeks to represent the annual fixed leg of an interest rate swap where the floating leg is based on a compounded average of the daily Secured Overnight Financing Rate (“SOFR”) administered by the Federal Reserve Bank of New York (the “New York Fed”) (or any successor administrator) compounded in arrears for twelve months payable annually using standard market conventions, calculated on the basis of the actual number of days elapsed, with a year presumed to comprise 360 days. The composition and characteristics of this SOFR rate are not the same as those of three-month U.S. dollar LIBOR, nor is this SOFR rate the economic equivalent of three-month U.S. dollar LIBOR. Thus, the U.S. Dollar SOFR ICE Swap Rate® has been designed with respect to swap transactions referencing a rate that differs in significant respects from the rate referenced in the swap transactions with respect to which the U.S. Dollar LIBOR ICE Swap Rate® was designed. As a result, the interest rate on and value of the notes may perform differently over time from the manner in which the interest rate and value of notes with comparable terms and provisions that were linked to the U.S. Dollar LIBOR ICE Swap Rate® would perform.

A lack of input data may impact IBA’s ability to calculate and publish the SOFR ICE Swap Rate® for one or more tenors. The input data for the U.S. Dollar SOFR ICE Swap Rate® is based on swaps referencing SOFR as the floating leg. The U.S. Dollar SOFR ICE Swap Rate® is dependent on receiving sufficient eligible input data, from the trading venue sources identified by IBA in accordance with the “Waterfall” methodology for each applicable U.S. Dollar

SOFR ICE Swap Rate® tenor. The ability of the applicable trading venues to provide sufficient eligible input data in accordance with the Waterfall methodology depends on, among other things, there being a liquid market in swap contracts referencing SOFR on such trading venues, which in turn depends, among other things, on there being a liquid market in loans, floating rate notes and other financial contracts referencing SOFR. Because SOFR’s use as a reference rate for financial contracts began relatively recently and the related market for SOFR-based swaps is relatively new, there is limited information on which to assess potential future liquidity in SOFR-based swap markets or in the market for SOFR-based financial contracts more generally. If the market for SOFR-based swap contracts is not sufficiently liquid, or if the liquidity in such market proves to be volatile, this could result in the inability of IBA to calculate the U.S. Dollar SOFR ICE Swap Rate® on certain occasions, which could materially adversely affect the reliability of U.S. Dollar SOFR ICE Swap Rate®, and could adversely affect the return on and value of the notes and the price at which you are able to sell the notes in the secondary market, if any. In addition, if SOFR does not maintain market acceptance for use as a reference rate for U.S. dollar denominated financial contracts, uncertainty about SOFR may adversely affect the return on and the value of the notes.

The information regarding the U.S. Dollar SOFR ICE Swap Rate® that IBA makes publicly available is limited. Certain information and materials relating to the U.S. Dollar SOFR ICE Swap Rate® are available on ICE Swap Rate® Website. Currently, publicly available rate information for the U.S. Dollar SOFR ICE Swap Rate® can be viewed only on the ICE Report Center on the ICE Swap Rate® Website, and, for any particular day, the only rate available for viewing is the rate published for the preceding publication day. In addition, as of the date of this pricing supplement, such rate appearing on the ICE Report Center is rounded to two decimal places and does not represent the actual U.S. Dollar SOFR ICE Swap Rate® rates that will be used to determine the 2y SOFR Swap Rate for purposes of calculating interest on the notes (which rates will be those published on the Designated SOFR Swap Rate Page and rounded to three decimal places). As of the date of this pricing supplement, a paid subscription to the Bloomberg Professional Services service is required to obtain additional U.S. Dollar SOFR ICE Swap Rate® data (such as historical U.S. Dollar SOFR ICE Swap Rate® rates rounded to three decimal places). IBA has not indicated whether such information will become publicly available in the future or the U.S. Dollar SOFR ICE Swap Rate® will be made available from another source. As a result of this limited publicly available information, it may be difficult for you to determine the applicable U.S. Dollar SOFR ICE Swap Rate® for a specific date or dates.

The 2y SOFR Swap Rate may be modified or discontinued, which could adversely affect the return on, value of or market for the notes. IBA (or any successor administrator) may make methodological or other changes that could change the value of 2y SOFR Swap Rate, including changes related to the method by which such rate is calculated, eligibility criteria applicable to the transactions used to calculate such rates, including the trading venues for such transactions, or timing related to the determination or publication of such rates, or may cease the calculation or dissemination of such rates. Depending on the circumstances, such change or cessation could be implemented with little or no public notice or consultation. Any such changes may result in a reduction of the 2y SOFR Swap Rate and, in turn, reduce the amount of interest payable on the notes, which may adversely affect the return on, value of and market for of the notes. In addition, the 2y SOFR Swap Rate is determined by IBA based on data received from sources other than BAC, and BAC has no control over the methods of calculation, publication schedule, rate revision practices or availability of such data.

If the 2y SOFR Swap Rate does not appear on the Designated SOFR Swap Rate Page at the specified time, and a SOFR Swap Rate Transition Event and related SOFR Swap Rate Replacement Date have not occurred, the applicable rate will be determined by the calculation agent (which is one of our affiliates) using alternative methods, which will involve the exercise of discretion by the calculation agent. If the 2y SOFR Swap Rate does not appear on the Designated SOFR Swap Rate Page at the specified time on an applicable interest determination date (for example, as a result of insufficient liquidity in the underlying applicable SOFR swap contracts market) and a SOFR Swap Rate Transition Event and related SOFR Swap Rate Replacement Date have not occurred with respect to the 2y SOFR Swap Rate, the calculation agent will determine the 2y SOFR Swap Rate for such applicable interest determination date in its sole discretion, after consulting such sources as it deems comparable to the Designated SOFR Swap Rate Page or to the sources from which the administrator of such rate obtains the swap rate input data used by the administrator to calculate such rate, or any other source or data it determines to be reasonable (including, if applicable, the 2y SOFR Swap Rate that was most recently published by the administrator of such rate) for the purpose of estimating such rate. This method of determining the 2y SOFR Swap Rate may result in interest payments on the notes that are higher than, lower than or that do not otherwise correlate over time with the interest payments that would have been made on the notes if the 2y SOFR Swap Rate had been published in accordance with IBA’s (or any successor administrator’s) usual policies and procedures governing determination and publication of the such rate and appeared on the Designated SOFR Swap Rate Page at the specified time. In addition, in determining the 2y SOFR Swap Rate in this manner, the calculation agent, will have no obligation to consider your interests as an investor in the notes and may have economic interests that are adverse to your interests.

If a SOFR Swap Rate Transition Event and related SOFR Swap Rate Replacement Date are determined to have occurred with respect to the 2y SOFR Swap Rate, the SOFR Swap Rate Replacement may not be a suitable replacement for such rate. If we or the calculation agent (after consulting with us) determines that a SOFR Swap Rate Transition Event and related SOFR Swap Rate Replacement Date have occurred with respect to the 2y SOFR Swap Rate, then the applicable SOFR Swap Rate Replacement will replace the 2y SOFR Swap Rate for all purposes relating to the notes in respect of such determination on such date and all determinations on all subsequent dates, as described under “Additional Terms of the Notes —Interest—Determination of 2y SOFR Swap Rate” in this pricing supplement. The SOFR Swap Rate Replacement will be the alternate interest rate that has been selected by us or the calculation agent (after consulting with us) as an industry-accepted replacement for the 2y SOFR Swap Rate for U.S. dollar-denominated floating-rate notes at such time, plus the applicable SOFR Swap Rate Replacement Adjustment (if any). If we or the calculation agent (after consulting with us) determines that there is no such replacement rate as of any applicable date of determination, then the 2y SOFR Swap Rate will be determined by us or the calculation agent (after consulting with us), after consulting such sources as it deems comparable to the Designated SOFR Swap Rate Page or to the sources from which the administrator of such rate obtains the swap rate input data used by the administrator to calculate such rate, or any other source or data it determines to be reasonable (including, if applicable, the 2y SOFR Swap Rate that was most recently published by the administrator of such rate) for the purpose of estimating such rate. After determination of the SOFR Swap Rate Replacement, interest on the notes no longer will be determined by reference to the applicable 2y SOFR Swap Rate, but instead will be determined by reference to the applicable SOFR Swap Rate Replacement.

There is no assurance that any SOFR Swap Rate Replacement will be similar to the 2y SOFR Swap Rate in any respect as it is determined and published by IBA as of the date of this pricing supplement, or that any SOFR Swap Rate Replacement will produce the economic equivalent of the 2y SOFR Swap Rate as a reference rate for determining the interest rate on the notes or otherwise be a suitable replacement or successor for such rate. In addition, it is possible that, at the time of the occurrence of a SOFR Swap Rate Replacement Event and related SOFR Swap Rate Replacement Date, no industry-accepted interest rate as a replacement for the 2y SOFR Swap Rate will exist and there may be disagreement regarding the selection of a replacement rate for the 2y SOFR Swap Rate. Notwithstanding the foregoing, the determination of the SOFR Swap Rate Replacement will become effective without your consent or the consent of any other party. Use of the SOFR Swap Rate Replacement may result in interest payments on the notes that are higher than, lower than or that do not otherwise correlate over time with the interest payments that would have been made on such notes in the absence of a SOFR Swap Rate Transition Event and related SOFR Swap Rate Replacement Date.

In addition, although the applicable swap rate transition provisions set forth in this pricing supplement under set forth under “Additional Terms of the Notes —Interest—Determination of 2y SOFR Swap Rate” provide for a SOFR Swap Rate Replacement Adjustment to be added to the Unadjusted SOFR Swap Rate Replacement, such SOFR Swap Rate Replacement Adjustment may be zero or negative, and there is no guarantee that the SOFR Swap Rate Replacement Adjustment (if any) will make the Unadjusted SOFR Swap Rate Replacement equivalent to the 2y SOFR Swap Rate as it is calculated and published by IBA as of the date of this pricing supplement.

The secondary trading market for notes referencing the U.S. Dollar SOFR ICE Swap Rate® may be limited. Publication of the U.S. Dollar SOFR ICE Swap Rate® began on November 8, 2021 and as of the date of this pricing supplement, use of this rate as a reference rate for floating rate notes is very limited. In addition, such rate may not be widely used as such in the future. If the U.S. Dollar SOFR ICE Swap Rate® does not prove to be widely used as a benchmark in securities that are similar or comparable to the notes, a trading market for the notes may fail to develop or be maintained, and the trading price of the notes may be lower than those of debt securities with interest rates based on rates that are more widely used.

We or our affiliates may publish research that could affect the market value of the notes. We or one or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally, or the 2y SOFR Swap Rate specifically. This research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes.

Structure-related Risks

Your return is limited by the cap on the interest rate. After the first eight quarterly interest periods, the interest rate applicable to any interest period will be variable but will not be greater than 7.00% per annum. Accordingly, your return on the notes may not reflect the full extent of the performance of the U.S. Dollar SOFR ICE Swap Rate®.

After the first two years, the notes will pay interest at a floating rate that may be as low as 0.00% per annum on one or more interest payment dates. The rate at which the notes will bear interest during each quarterly interest period after the first two years will depend on the 2y SOFR Swap Rate. As a result, the interest payable on the notes will vary with fluctuations in the 2y SOFR Swap Rate, subject to the minimum interest rate of 0.00% per annum and the maximum interest rate of 7.00% per annum. It is impossible to predict whether the 2y SOFR Swap Rate will rise or fall, or the amount of interest payable on the notes. After the first two years, you may receive minimal or no interest for extended periods of time or even throughout the remaining term of the notes. The interest rate that will apply at any time on the notes after the first two years of their term may be more or less than other prevailing market interest rates at such time. As a result, the amount of interest you receive on the notes may be less than the return you could earn on other investments.

The notes are subject to early redemption at our option. We may redeem all, but not less than all of the notes on any Call Date on or after September 20, 2024. If you intend to purchase the notes, you must be willing to have your notes redeemed as early as that date. We are generally more likely to elect to redeem the notes during periods when the remaining interest to be accrued on the notes is to accrue at a rate that is greater than that which we would pay on our other interest bearing debt securities having a maturity comparable to the remaining term of the notes. No further payments will be made on the notes after they have been redeemed.

If we redeem the notes prior to the maturity date, you may not be able to reinvest your proceeds from the redemption in an investment with a return that is as high as the return on the notes would have been if they had not been redeemed, or that has a similar level of risk.

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. The notes are our senior unsecured debt securities. As a result, your receipt of all payments of interest and principal on the notes is dependent upon our ability to repay our obligations on the applicable payment date. No assurance can be given as to what our financial condition will be at any time during the term of the notes or on the maturity date. If we become unable to meet our financial obligations as they become due, you may not receive the amounts payable under the terms of the notes.

Our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in our credit spreads prior to the maturity date of the notes may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the difference between the interest rates accruing on the notes and current market interest rates, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

Valuation- and Market-related Risks

We have included in the terms of the notes the costs of developing, hedging, and distributing them, and the price, if any, at which you may sell the notes in any secondary market transaction will likely be lower than the public offering price due to, among other things, the inclusion of these costs. In determining the economic terms of the notes, and consequently the potential return on the notes to you, a number of factors are taken into account. Among these factors are certain costs associated with developing, hedging, and offering the notes.

Assuming there is no change in market conditions or any other relevant factors, the price, if any, at which the selling agent or another purchaser might be willing to purchase the notes in a secondary market transaction is expected to be lower than the price that you paid for them. This is due to, among other things, the inclusion of these costs, and the costs of unwinding any related hedging.

The quoted price of any of our affiliates for the notes could be higher or lower than the price that you paid for them.

We cannot assure you that a trading market for the notes will ever develop or be maintained. We will not list the notes on any securities exchange. We cannot predict how the notes will trade in any secondary market, or whether that market will be liquid or illiquid.

The development of a trading market for the notes will depend on our financial performance and other factors. The number of potential buyers of the notes in any secondary market may be limited. We anticipate that BofA Securities, Inc. (“BofAS”) will act as a market-maker for the notes, but neither BofAS nor any of our other affiliates is required to do so. BofAS may discontinue its market-making activities as to the notes at any time. To the extent that BofAS engages in any market-making activities, it may bid for or offer the notes. Any price at which BofAS may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.

In addition, if at any time BofAS were to cease acting as a market-maker for the notes, it is likely that there would be significantly less liquidity in the secondary market and there may be no secondary market at all for the notes. In such a case, the price at which the notes could be sold likely would be lower than if an active market existed and you should be prepared to hold the notes until maturity.

Many economic and other factors will impact the market value of the notes. The market for, and the market value of, the notes may be affected by a number of factors that may either offset or magnify each other, including:

•	the time remaining to maturity of the notes;
•	the aggregate amount outstanding of the notes;

•	the level, direction, and volatility of market interest rates generally (in particular, increases in U.S. interest rates, which may cause the market value of the notes to decrease);
•	general economic conditions of the capital markets in the United States;
•	geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally;
•	our financial condition and creditworthiness; and
•	any market-making activities with respect to the notes.

Conflict-related Risks

Our trading and hedging activities may create conflicts of interest with you. We or one or more of our affiliates, including BofAS, may engage in trading activities related to the notes that are not for your account or on your behalf. We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due under the notes. We may seek competitive terms in entering into the hedging arrangements for the notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty. These trading and hedging activities may present a conflict of interest between your interest in the notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions for our other customers, and in accounts under our management.

There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates, Merrill Lynch Capital Services, Inc., will be the calculation agent for the notes and, as such, will determine the amount of interest to be paid on the notes. Under some circumstances, these duties could result in a conflict of interest between Merrill Lynch Capital Services, Inc.’s status as our affiliate and its responsibilities as calculation agent. For example, if a SOFR Swap Rate Transition Event and related SOFR Swap Rate Replacement Date are determined to have occured with respect to the 2y SOFR Swap Rate, we or the calculation agent (after consulting with us) will determine the SOFR Swap Rate Replacement and the SOFR Swap Rate Replacement Adjustment and will make SOFR Swap Rate Replacement Conforming Changes with respect to, among other things, the determination of interest periods, the timing and frequency of determining rates and making payments of interest and other administrative matters, in connection with the applicable SOFR Swap Rate Replacement as set forth in this pricing supplement under set forth under “Additional Terms of the Notes —Interest—Determination of 2y SOFR Swap Rate.” Certain determinations, decisions and elections with respect to the SOFR Swap Rate Replacement will, or the occurrence or non-occurrence of a SOFR Swap Rate Transition Event and any SOFR Swap Rate Conforming Changes may, require the exercise of discretion and the making of subjective judgments by us or the calculation agent (after consulting with us). Any determination, decision or election made by us or the calculation agent pursuant to the applicable provisions set forth under “Additional Terms of the Notes —Interest—Determination of 2y SOFR Swap Rate” will, if made by us, be made in our sole discretion and, if made by the calculation agent, be made after consultation with us and, in each case, will become effective without consent from the holders of the notes or any other party. In making these potentially subjective determinations, the Issuer or its designee may have economic interests that are adverse to your interests as holder of the notes, and none of us, the Guarantor or any of our affiliates will have any obligation to consider your interests as a holder of the notes in taking any action or making any determination, which may adversely affect the return on, value of and market for the notes.

The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will control the calculation agent, potential conflicts of interest could arise. None of us or any of our affiliates will have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of the notes.

Additional Terms OF THE NOTES

Interest

Interest Payment Dates, Interest Periods, Interest Reset Dates

The interest rate for each interest period during the Floating Rate Period will be reset on the first day of that interest period, which we refer to as the “interest reset date.” The “interest determination date” for each such interest period during the Floating Rate Period will be the second U.S. government securities business day preceding the applicable interest reset date for such interest period. The calculation agent will determine the applicable interest rate for each interest period during the Floating Rate Period on the interest determination date. Once determined by the calculation agent, the applicable interest rate for each quarterly interest period during the Floating Rate Period will apply from and including the interest reset date, through, but excluding, the next interest reset date (or the maturity date, as applicable).

Determination of 2y SOFR Swap Rate

In respect of each interest determination date, the 2y SOFR Swap Rate will be such rate as calculated and provided as of approximately 11:00 a.m., New York City time (or any amended time specified by the administrator of the 2y SOFR Swap Rate in the benchmark methodology) on such interest determination date by IBA as the administrator of the 2y SOFR Swap Rate (or a successor administrator), as such rate appears for the index “USISSO2 Index” on the Designated SOFR Swap Rate Page at the SOFR Swap Rate Reference Time, on such interest determination date, as determined by the calculation agent.

If the 2y SOFR Swap Rate cannot be determined in accordance with the preceding paragraph on any interest determination date, and a SOFR Swap Rate Transition Event and related SOFR Swap Rate Replacement Date have not occurred, then the 2y SOFR Swap Rate for such interest determination date will be determined by the calculation agent in its sole discretion, after consulting such sources as it deems comparable to the Designated SOFR Swap Rate Page or to the sources from which the administrator of such rate obtains the swap rate input data used by the administrator to calculate such rate, or any other source or data it determines to be reasonable (including, if applicable, the 2y SOFR Swap Rate that was most recently published by the administrator of such rate) for the purpose of estimating such rate.

Notwithstanding the foregoing paragraph, if we or the calculation agent (after consulting with us) determines that a SOFR Swap Rate Transition Event and related SOFR Swap Rate Replacement Date have occurred prior to the applicable SOFR Swap Rate Reference Time in respect of any determination of the 2y SOFR Swap Rate on any date, the applicable SOFR Swap Rate Replacement will replace the 2y SOFR Swap Rate for all purposes relating to the notes in respect of such determination on such date and all determinations on all subsequent dates unless and until another SOFR Swap Rate Transition Event and related SOFR Swap Rate Replacement Date have occurred with respect to the applicable SOFR Swap Rate Replacement. In the event that a SOFR Swap Rate Transition Event and related SOFR Swap Rate Replacement Date have occurred with respect to the 2y SOFR Swap Rate and we or the calculation agent (after consulting with us) have selected a SOFR Swap Rate Replacement, the provisions set forth in this paragraph shall apply to any such SOFR Swap Rate Replacement and references herein to the 2y SOFR Swap Rate shall mean such SOFR Swap Rate Replacement. In connection with the implementation of a SOFR Swap Rate Replacement, we or the calculation agent (after consulting with us) will have the right to make SOFR Swap Rate Replacement Conforming Changes from time to time. If we or the calculation agent (after consulting with us) determines that there is no such replacement rate as of any date of determination, then we or the calculation agent (after consulting with us) will determine a substitute rate or substitute rate value to be used in place of the 2y SOFR Swap Rate for that date of determination, after consulting such sources as we or it deems comparable to the Designated SOFR Swap Rate Page or to the sources from which the administrator of such rate obtains the swap rate input data used by the administrator to calculate such rate, or any other source or data it determines to be reasonable (including, if applicable, the 2y SOFR Swap Rate that was most recently published by the administrator of such rate) for the purpose of determining such substitute rate or substitute rate value.

As used in the foregoing terms and provisions relating to the determination of the U.S. Dollar SOFR ICE Swap Rate:

“Designated SOFR Swap Rate Page” means the page entitled “USD SOFR (11:15am NY)” that can be accessed on the Bloomberg Professional Services service (or any other page or screen that replaces that page or screen on the Bloomberg Professional Services service or such other service or services as may be nominated for the purpose of displaying rates for U.S. dollar swaps referencing SOFR by IBA or its successor or such other entity assuming the responsibility of IBA or its successor in calculating rates for U.S. dollar swaps referencing SOFR in the event IBA or its successor no longer does so).

“SOFR Swap Rate Replacement” means the sum of (a) the alternate rate of interest that has been selected by us or the calculation agent (after consulting with us) as an industry-accepted replacement for the 2y SOFR Swap Rate for U.S. dollar-denominated floating-rate notes at such time and (b) the SOFR Swap Rate Replacement Adjustment.

“SOFR Swap Rate Replacement Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or the calculation agent (after consulting with us) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the 2y SOFR Swap Rate with the applicable Unadjusted SOFR Swap Rate Replacement for U.S. dollar-denominated floating-rate notes at such time.

“SOFR Swap Rate Replacement Conforming Changes” means, with respect to any SOFR Swap Rate Replacement, changes to (1) any interest determination date, interest payment date, interest reset date, business day convention or interest period, (2) the manner, timing and frequency of determining rates and amounts of interest that are payable on the relevant notes and the conventions relating to such determination, (3) the timing and frequency of making payments of interest, (4) rounding conventions, (5) tenors, and (6) any other terms or provisions of the notes, in each case that we or the calculation agent (after consulting with us) determines, from time to time, to be appropriate to reflect the determination and implementation of such SOFR Swap Rate Replacement giving due consideration to any industry-accepted market practice.

“SOFR Swap Rate Replacement Date” means the earliest to occur of the following events with respect to the 2y SOFR Swap Rate:

(1) in the case of clause (1) or (2) of the definition of “SOFR Swap Rate Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such rate, as applicable, permanently or indefinitely ceases to provide such rate; or

(2) in the case of clause (3) of the definition of “SOFR Swap Rate Transition Event,” if such statement or publication referenced therein indicates that the administrator or regulatory supervisor for the administrator has determined that such rate is no longer representative: (a) at the date of such statement or publication referenced therein, the date of such statement or publication; or (b) as of a specified future date, the first date on which such rate would ordinarily have been published or provided and is non-representative by reference to the most recent statement or publication referenced therein, even if such rate continues to be published or provided on such date; or

(3) in the case of clause (4) or (5) of the definition of “SOFR Swap Rate Transition Event,” the date of such determination.

For the avoidance of doubt, if the event giving rise to the SOFR Swap Rate Replacement Date occurs on the same day as, but earlier than, the SOFR Swap Rate Reference Time in respect of any determination, the SOFR Swap Rate Replacement Date will be deemed to have occurred prior to the SOFR Swap Rate Reference Time for such determination.

“SOFR Swap Rate Transition Event” means the occurrence of one or more of the following events with respect to the 2y SOFR Swap Rate:

(1) a public statement or publication of information by or on behalf of the administrator of such rate announcing that such administrator has ceased or will cease to provide such rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such rate, the central bank for the currency of such rate, an insolvency official with jurisdiction over the administrator for such rate, a resolution authority with jurisdiction over the administrator for the such rate or a court or an entity with similar insolvency or resolution authority over the administrator for such rate, which states that the administrator of such rate has ceased or will cease to provide such rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such rate;

(3) a public statement or publication of information by the administrator of such rate or the regulatory supervisor for the administrator of such rate announcing that such rate is no longer, or as of a specified future date will no longer be, representative of the underlying market and economic reality that such rate is intended to measure and that representativeness will not be restored; or

(4) a determination by us or the calculation agent (after consulting with us) that such rate has been permanently or indefinitely discontinued; or

(5) a determination by us or the calculation agent (after consulting with us) that (i) such rate as published is no longer an industry-accepted rate of interest for U.S. dollar-denominated floating-rate notes at such time or (ii) such rate as published is no longer an industry-accepted rate of interest in the derivatives market for hedging transactions related to U.S. dollar-denominated floating-rate notes.

“SOFR Swap Rate Reference Time” with respect to any determination of the 2y SOFR Swap Rate means approximately 12:15 p.m., New York City time, on the applicable interest determination date; provided that if a SOFR Swap Rate Transition Event and related SOFR Swap Rate Replacement Date have occurred and we or the calculation agent (after consulting with us) has selected a SOFR Swap Rate Replacement, “SOFR Swap Rate Reference Time” will mean the time determined by us or the calculation agent (after consulting with us) in accordance with the SOFR Swap Rate Replacement Conforming Changes.

“Unadjusted SOFR Swap Rate Replacement” means the SOFR Swap Rate Replacement excluding the SOFR Swap Rate Replacement Adjustment.

Early Redemption at Our Option

On any Call Date, we have the right to redeem all, but not less than all, of the notes at the Early Redemption Payment. No further amounts will be payable following an early redemption. We will give notice to the trustee at least 5 business days but not more than 60 calendar days before the applicable Call Date.

The “Early Redemption Payment” will be the principal amount of your notes, plus any accrued and unpaid interest.

The “Call Dates” will be the quarterly interest payment dates beginning on September 20, 2024 and ending on June 20, 2032.

U.S. DOLLAR SOFR ICE SWAP RATE® AND ITS METHODOLOGY

General

The U.S. Dollar SOFR ICE Swap Rate® was launched by IBA for use as a benchmark on November 8, 2021 in order to aid the market’s transition to SOFR and away from U.S. dollar LIBOR. IBA is the administrator of the U.S. Dollar SOFR ICE Swap Rate® and has overall responsibility for all aspects of the U.S. Dollar SOFR ICE Swap Rate® determination process, including the development, determination, dissemination, operation and governance of the various U.S. Dollar SOFR ICE Swap Rate® tenors. IBA has published the ICE Swap Rate® Methodology and certain other applicable policies which together set out IBA’s method for determining and publishing, rules and criteria relating to, and certain other information applicable to the U.S. Dollar SOFR ICE Swap Rate®. Information in the ICE Swap Rate® Methodology and IBA’s other applicable policies reflect the policies of, and are subject to change by, IBA. IBA licenses the U.S. Dollar SOFR ICE Swap Rate® to users for, among other purposes, use as a reference rate. The U.S. Dollar SOFR ICE Swap Rate® is calculated on each weekday other than those set forth in IBA’s ICE Swap Rate Holiday Calendar, which is available on the ICE Swap Rate® Website, and published in the ICE Report Center, a link to which is available on the ICE Swap Rate® Website. For any particular day, the only rate available for viewing on the ICE Report Center is the rate published for the preceding publication day.

Pursuant to the ICE Swap Rate® Methodology, the U.S. Dollar SOFR ICE Swap Rate® is calculated using eligible prices and volumes for U.S. dollar swaps referencing a compounded average of daily SOFR compounded in arrears for twelve months using standard market conventions, calculated on the basis of the actual number of days elapsed, with a year presumed to comprise 360 days). Input data for calculation of the U.S. Dollar SOFR ICE Swap Rate® consists of executable prices and volumes provided by regulated, electronic, trading venues and, if such trading venues do not provide sufficient eligible input data, dealer to client prices and volumes displayed electronically by trading venues. If there is insufficient eligible input data to calculate a rate in accordance with the foregoing, IBA uses movement interpolation, where possible for applicable tenors, to calculate a rate. Where it is not possible to calculate an U.S. Dollar SOFR ICE Swap Rate® for an applicable tenor in accordance with the foregoing, then IBA’s Insufficient Data Policy will apply and “No Publication” will be published for the U.S. Dollar SOFR ICE Swap Rate® of the applicable tenor. The U.S. Dollar SOFR ICE Swap Rate® for the various applicable tenors as reported on the ICE Report Center and the Designated SOFR Swap Rate Page is expressed as an integer; however, for purpose of calculations of interest with respect to the notes, such rate will be deemed to be expressed as a percentage (for example, if the U.S. Dollar SOFR ICE Swap Rate® is reported on the ICE Report Center and the Designated SOFR Swap Rate Page as 1.24, such rate for purposes of calculations of interest with respect to the notes will be deemed to be 1.24%).

IBA states that: (i) historical U.S. Dollar SOFR ICE Swap Rate® and other information may not be indicative of future information or performance, (ii) none of IBA, Intercontinental Exchange, Inc. (“ICE”) or any third party that provides data used to administer or determine the U.S. Dollar SOFR ICE Swap Rate® and other information (“Data Provider”), or any of its or their affiliates, makes any claim, prediction, warranty or representation whatsoever, expressly or impliedly, as to the timeliness, accuracy or completeness of the U.S. Dollar SOFR ICE Swap Rate® or other information, the results to be obtained from the use of the U.S. Dollar SOFR ICE Swap Rate® or other information, or as to the appropriateness or suitability of any the U.S. Dollar SOFR ICE Swap Rate® or other information for any particular purpose to which it might be put, (iii) to the fullest extent permitted by applicable law, none of IBA, ICE or any Data Provider, or any of its or their affiliates will be liable in respect of any inaccuracies, errors, omissions, delays, failures, cessations or changes (material or otherwise) in IBA’s U.S. Dollar SOFR ICE Swap Rate® and other information, or for any damage, expense or other loss (whether direct or indirect) you may suffer arising out of or in connection with IBA’s U.S. Dollar SOFR ICE Swap Rate® and other information or any reliance you may place upon it and (iv) all implied terms, conditions and warranties, including without limitation as to quality, merchantability, fitness for purpose, title or non-infringement, in relation to IBA’s U.S. Dollar

SOFR ICE Swap Rate® and other information are hereby excluded to the fullest extent permitted by applicable law.

Neither the ICE Swap Rate® Website, other pages to which the ICE Swap Rate® Website may contain hyperlinks, nor any of the information or materials available thereon, are incorporated by reference into this pricing supplement. Use of the U.S. Dollar SOFR ICE Swap Rate® is subject to important disclaimers set forth in IBA’s Benchmark and Other Information Notice and Disclaimer, available on the ICE Swap Rate® Website and in the ICE Swap Rate® Methodology.

BAC, the selling agent and IBA are not affiliated with the New York Fed. The New York Fed does not sanction, endorse, or recommend any products or services offered by us or IBA.

Historical Levels of 2y SOFR Swap Rate

The following graph sets forth the historical performance of the 2y SOFR Swap Rate from November 8, 2021 (the date the U.S. Dollar SOFR ICE Swap Rate® was launched by IBA for use as a benchmark) through the pricing date. This data is not intended to be indicative of the future performance of the 2y SOFR Swap Rate or what the value of or return on the notes may be. Any historical upward or downward trend in the level of the 2y SOFR Swap Rate during any period set forth below is not an indication that the level of the 2y SOFR Swap Rate is more or less likely to increase or decrease in value at any time over the term of the notes or that these represent what the level of the 2y SOFR Swap Rate would have been on any hypothetical interest determination date. The graph below uses the 2y SOFR Swap Rate as quoted on the Bloomberg Professional Services service on page “USD SOFR (11:15am NY)” for the index “USISSO2 Index” at the SOFR Swap Rate Reference Time, on the applicable date.

No one can predict what the 2y SOFR Swap Rate will be on any day throughout the life of the notes or what the 2y SOFR Swap Rate will be on any interest determination date. The 2y SOFR Swap Rate is a new benchmark that was launched by IBA on November 8, 2021. The future performance of the 2y SOFR Swap Rate and, by extension, the amount payable on and market value for the notes, cannot be predicted based on the limited historical information available. The amount payable on and market value for the notes may be lower and more volatile than a comparable investment where interest payments are determined by reference to a benchmark with more fulsome historical information.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes is based upon the advice of Sidley Austin LLP, our tax counsel. The following discussion supplements, and to the extent inconsistent supersedes, the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus. This discussion does not address the tax consequences applicable to holders subject to Section 451(b) of the Code. This summary assumes that the issue price of the notes, as determined for U.S. federal income tax purposes, equals the principal amount thereof.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

U.S. Holders

Your notes will be treated as “variable rate debt instruments” for U.S. federal income tax purposes, and the balance of this discussion assumes that this characterization is proper and will be respected. Under this characterization, interest on a note generally will be included in the income of a U.S. Holder as ordinary income at the time it is accrued or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Please see the discussion in the prospectus under the section entitled “U.S. Federal Income Tax Considerations—Taxation of Debt Securities—Consequences to U.S. Holders—Variable Rate Debt Securities” for a discussion of these rules. Upon the sale, exchange, redemption, retirement, or other disposition of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption, retirement, or other disposition (less an amount equal to any accrued interest not previously included in income if the note is disposed of between interest payment dates, which will be included in income as interest income for U.S. federal income tax purposes) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the cost of the note to such U.S. Holder, increased by any OID previously included in income with respect to the note, and decreased by the amount of any payment (other than a payment of qualified stated interest) received in respect of the note. Any gain or loss realized on the sale, exchange, redemption, retirement, or other disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.

Non-U.S. Holders

Please see the discussion under “U.S. Federal Income Tax Considerations—Taxation of Debt Securities—Consequences to Non-U.S. Holders” in the accompanying prospectus for the material U.S. federal income tax consequences that will apply to Non-U.S. Holders of the notes.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations—Taxation of Debt Securities—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

SUPPLEMENTAL PLAN OF DISTRIBUTION—conflicts of interest

Our broker-dealer subsidiary, BofAS, will act as our selling agent in connection with the offering of the notes. The selling agent is a party to the distribution agreement described in the “Supplemental Plan of Distribution (Conflicts of Interest)” beginning on page S-102 of the accompanying prospectus supplement.

The selling agent will receive the compensation set forth on the cover page of this pricing supplement as to the notes sold through its efforts. We or one of our affiliates may pay varying selling concessions of up to 1.00% in connection with the distribution of the notes to other registered broker-dealers. Certain dealers who purchase the notes for sale to certain fee-based advisory accounts and/or eligible institutional investors may forgo some or all of their selling concessions, fees or commissions. The price to public for investors purchasing the notes in these accounts and/or for an eligible institutional investor may be as low as $985.57 per $1,000 in principal amount of the notes.

The selling agent is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, the offering of the notes will conform to the requirements of FINRA Rule 5121.

The selling agent is not acting as your fiduciary or advisor solely as a result of the offering of the notes, and you should not rely upon any communication from the selling agent in connection with the notes as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

Under the terms of our distribution agreement with BofAS, BofAS will purchase the notes from us on the issue date as principal at the purchase price indicated on the cover of this pricing supplement, less the indicated underwriting discount, if any.

BofAS may sell the notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the notes to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the notes at the same discount.

BofAS and any of our other broker-dealer affiliates may use this pricing supplement, and the accompanying prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. Our affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

Sales Outside of the United States

The Notes have not been approved for public sale in any jurisdiction outside of the United States. There has been no registration or filing as to the Notes with any regulatory, securities, banking, or local authority outside of the United States and no action has been taken by BofA Finance, BAC, BofAS or any other affiliate of BAC, to offer the Notes in any jurisdiction other than the United States. As such, these Notes are made available to investors outside of the United States only in jurisdictions where it is lawful to make such offer or sale and only under circumstances that will result in compliance with applicable laws and regulations, including private placement requirements.

Further, no offer or sale of the Notes is being made to residents of:

•	Aruba
•	Australia
•	Bahamas

•	Barbados
•	Belgium
•	Crimea
•	Cuba
•	Curacao
•	Gibraltar
•	Indonesia
•	Italy
•	Iran
•	Kazakhstan
•	Malaysia
•	New Zealand
•	North Korea
•	Norway
•	Russia
•	Syria
•	Venezuela

You are urged to carefully review the selling restrictions that may be applicable to your jurisdiction beginning on page S-68 of the accompanying prospectus supplement.

European Economic Area and United Kingdom

None of this pricing supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of notes which are the subject of the offering contemplated in this pricing supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. BAC has not authorized, nor does it authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Prohibition Of Sales To EEA And United Kingdom Retail Investors – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

United Kingdom

The communication of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United

Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BAC.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

VALIDITY OF THE NOTES

In the opinion of McGuireWoods LLP, as counsel to BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BAC, and the notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus and prospectus supplement, all in accordance with the provisions of the indenture governing the notes, the notes will be the legal, valid and binding obligations of BAC, subject to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) as in effect on the date of this pricing supplement. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the notes with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated June 25, 2021, which has been filed as an exhibit to BAC’s Registration Statement relating to the notes filed with the Securities and Exchange Commission on June 25, 2021.

Sidley Austin LLP, New York, New York, is acting as counsel to BofAS and as special tax counsel to BAC.